EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Record Fourth Quarter and Full Year 2019 Results and Reconfirms Full Year 2020 Guidance
Summary of Fourth Quarter and Full Year 2019 Results (in millions, except LNG data)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Revenues	$3,007	$2,383	26%	$9,730	$7,987	22%
Net income[1]	$939	$67	nm	$648	$471	38%
Consolidated Adjusted EBITDA[2]	$987	$634	56%	$2,946	$2,641	12%
LNG exported:
Number of cargoes	130	80	63%	429	273	57%
Volumes (TBtu)	462	285	62%	1,516	976	55%
LNG volumes loaded (TBtu)	457	284	61%	1,514	975	55%

Summary Full Year 2020 Guidance (in billions)

	2020
Consolidated Adjusted EBITDA[2]	$3.8	-	$4.1
Distributable Cash Flow[2]	$1.0	-	$1.3

Recent Highlights
Strategic

•
In November 2019, we received approval from the U.S. Federal Energy Regulatory Commission (“FERC”) to site, construct and operate the Corpus Christi Stage 3 project, which is being developed for up to seven midscale liquefaction Trains with an expected aggregate nominal production capacity of approximately 10 million tonnes per annum (“mtpa”) of LNG.

Operational

•	As of February 21, 2020, over 1,000 cumulative LNG cargoes totaling over 70 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
Financial

•	For the year ended December 31, 2019, we reported net income[1] of $648 million, Consolidated Adjusted EBITDA[2] of $2.95 billion, and Distributable Cash Flow[2] of approximately $780 million.

•
During the year ended December 31, 2019, pursuant to our capital allocation framework, we repurchased an aggregate of 4.0 million shares of our common stock for $249 million under our share repurchase program and prepaid $153 million of outstanding borrowings under the Cheniere Corpus Christi Holdings, LLC (“CCH”) credit facility.

•
In October 2019, CCH issued an aggregate principal amount of $475 million of 3.925% Senior Secured Notes due 2039 pursuant to a note purchase agreement with certain accounts managed by BlackRock Real Assets and MetLife Investment Management, to prepay a portion of the outstanding indebtedness under the CCH credit facility.

___________________________
1 Net income as used herein refers to Net income attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
3 Total margins as used herein refers to total revenues less cost of sales.

•	In November 2019, CCH issued an aggregate principal amount of $1.5 billion of 3.700% Senior Secured Notes due 2029, to prepay a portion of the outstanding indebtedness under the CCH credit facility.
Liquefaction Projects Update

	SPL Project	CCL Project
Liquefaction Train	Train 6	Train 3
Project Status	Under Construction	Under Construction
Project Completion Percentage(1)	43.7%(2)	74.8%(3)
Expected Substantial Completion	1H 2023	1H 2021
Note: Projects update excludes Trains in operation
(1) Project completion percentages as of December 31, 2019
(2) Engineering 91.5% complete, procurement 60.9% complete, and construction 9.7% complete
(3) Engineering 98.7% complete, procurement 99.5% complete, and construction 49.5% complete

Houston, Texas - February 25, 2020 - Cheniere Energy, Inc. (“Cheniere”) (NYSE American: LNG) reported net income1 of $939 million, or $3.70 per share—basic and $3.34 per share—diluted, for the three months ended December 31, 2019, compared to $67 million, or $0.26 per share (basic and diluted), for the comparable 2018 period. Net income increased during the three months ended December 31, 2019 as compared to the comparable 2018 period primarily due to (i) increased total margins3, (ii) increased tax benefit from the release of a significant portion of the valuation allowance previously recorded against our deferred tax assets, and (iii) increased net gains related to interest rate derivatives, partially offset by (iv) increased operating costs and expenses primarily as a result of additional Trains in operation, (v) increased interest expense, and (vi) increased net income attributable to non-controlling interest. Total margins increased primarily due to increased volumes of LNG recognized in income and increased net gains from changes in fair value of commodity derivatives. Margins per MMBtu of LNG recognized in income were materially consistent for the three months ended December 31, 2019 as compared to the comparable 2018 period as decreased pricing on LNG was offset by decreased pricing of natural gas feedstock related to our LNG sales.

Cheniere reported net income of $648 million, or $2.53 per share—basic and $2.51 per share—diluted for the year ended December 31, 2019, compared to $471 million, or $1.92 per share—basic and $1.90 per share—diluted, for the comparable 2018 period. Net income increased during the year ended December 31, 2019 as compared to the comparable 2018 period primarily due to (i) increased total margins, (ii) increased tax benefit from the release of a significant portion of the valuation allowance previously recorded against our deferred tax assets, and (iii) decreased net income attributable to non-controlling interest, partially offset by (iv) increased operating costs and expenses primarily as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project, (v) increased interest expense, (vi) increased net loss related to interest rate derivatives, and (vii) increased other expense primarily related to an impairment of our equity method investment in Midship Holdings, LLC. Total margins increased primarily due to increased volumes of LNG recognized in income and net gains from changes in fair value of commodity derivatives, partially offset by decreased margins per MMBtu of LNG recognized in income. Margins per MMBtu of LNG recognized in income decreased during the year ended December 31, 2019 as compared to the comparable 2018 period primarily due to decreased pricing on LNG sold, partially offset by decreased pricing of natural gas feedstock related to our LNG sales.

Consolidated Adjusted EBITDA2 was $987 million for the three months ended December 31, 2019, compared to $634 million for the comparable 2018 period. The increase in Consolidated Adjusted EBITDA was primarily due to additional volumes of LNG recognized in income primarily due to additional Trains in operation, partially offset by increased operating costs and expenses primarily as a result of additional Trains in operation.

Consolidated Adjusted EBITDA was $2.95 billion for the year ended December 31, 2019, compared to $2.64 billion for the comparable 2018 period. The increase in Consolidated Adjusted EBITDA was primarily due to additional volumes of LNG recognized in income primarily due to additional Trains in operation, partially offset by decreased margins per MMBtu of LNG recognized in income and increased operating costs and expenses primarily as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project.

During the three months ended December 31, 2019, 130 LNG cargoes were exported from our liquefaction projects, none of which were commissioning cargoes. During the year ended December 31, 2019, 429 LNG cargoes were exported from our liquefaction projects, 13 of which were commissioning cargoes. Nine cargoes exported from our liquefaction projects and sold on a delivered basis were in transit as of December 31, 2019, none of which were commissioning cargoes.

“2019 was an incredible year for Cheniere as we achieved significant milestones in securing our growth, exhibiting execution and operating excellence, demonstrating capital discipline, and further solidifying our position as a global leader in LNG,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “2019 was highlighted by reaching a positive final investment decision (FID) on Train 6 at Sabine Pass, achieving major commercial and regulatory milestones for the Corpus Christi Stage 3 project, launching our capital allocation plan, and placing three Trains into service within budget and on average more than nine months ahead of schedule.

“We managed our operations effectively and delivered financial results within our guidance ranges for the year. Our focus on execution and operational excellence enabled us to increase our run-rate LNG production and financial guidance. We are laser-focused on delivering on our promises to our customers and stakeholders in 2020, despite some short-term LNG market headwinds. Today, we are reconfirming our 2020 guidance of Consolidated Adjusted EBITDA of $3.8 to $4.1 billion, and Distributable Cash Flow of $1.0 to $1.3 billion.”

LNG Volume Summary

The following table summarizes the volumes of operational and commissioning LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and twelve months ended December 31, 2019:

	Three Months Ended		Year Ended
	December 31, 2019		December 31, 2019
(in TBtu)	Operational	Commissioning	Operational	Commissioning
Volumes loaded during the current period	457	—	1,466	48
Volumes loaded during the prior period but recognized during the current period	36	—	25	3
Less: volumes loaded during the current period and in transit at the end of the period	(33)	—	(33)	—
Total volumes recognized in the current period	460	—	1,458	51
In addition, during the three and twelve months ended December 31, 2019, we recognized the financial impact of 9 TBtu and 40 TBtu of LNG, respectively, on our Consolidated Financial Statements related to LNG cargoes sourced from third parties.
Additional Discussion and Analysis of Financial Condition and Results
Details Regarding Fourth Quarter and Full Year 2019 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) as of December 31, 2019 consisted of 100% ownership of the general partner and a 48.6% limited partner interest.

Income from operations increased $500 million and $337 million during the three and twelve months ended December 31, 2019, respectively, as compared to the comparable 2018 periods, primarily due to an increase in total margins, partially offset by an increase in operating costs and expenses. Total margins for the three and twelve months ended December 31, 2019 increased primarily due to additional volumes of LNG recognized in income primarily due to additional Trains in operation and increased net gain from changes in fair value of commodity derivatives. During the twelve months ended December 31, 2019, this increase was partially offset by decreased margin per MMBtu of LNG recognized in income primarily as a result of decreased pricing on LNG sold, partially offset by decreased cost of natural gas feedstock related to our LNG sales. Operating costs and expenses for the three months ended December 31, 2019 increased primarily as a result of additional Trains in operation. Operating costs and expenses for the twelve months ended December 31, 2019 increased primarily as a result of additional Trains in operation and certain maintenance and related activities at the SPL Project.

Selling, general and administrative expense included share-based compensation expenses of $26 million and $91 million, respectively, for the three and twelve months ended December 31, 2019, compared to $16 million and $74 million for the comparable 2018 periods.

The tax benefit of $517 million for the three and twelve months ended December 31, 2019 is primarily attributable to releasing a significant portion of the valuation allowance previously recorded against our federal and state deferred tax assets and the generation of investment tax credits in the current year, partially offset by current year tax expense.

Net income attributable to non-controlling interest increased $58 million during the three months ended December 31, 2019 as compared to the comparable 2018 period due to the increase in net income recognized by Cheniere Partners, in which the non-controlling interests are held. Net income attributable to non-controlling interest decreased $145 million during the year ended December 31, 2019 as compared to the comparable 2018 period primarily due to the decrease of non-controlling interest as a result of our merger with Cheniere Energy Partners LP Holdings, LLC in September 2018 and decreased net income recognized by Cheniere Partners, in which the non-controlling interests are held.
Capital Resources
As of December 31, 2019, we had cash and cash equivalents of $2.5 billion on a consolidated basis, of which $1.8 billion was held by Cheniere Partners. In addition, we had current restricted cash of $520 million designated for the following purposes: $181 million for the SPL Project, $80 million for the CCL Project and $259 million for other restricted purposes.
Liquefaction Projects
SPL Project
Through Cheniere Partners, we are currently operating five natural gas liquefaction Trains and constructing one additional Train for a total production capacity of approximately 30 mtpa of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
CCL Project
We are currently operating two Trains and constructing one additional Train for a total production capacity of approximately 15 mtpa of LNG near Corpus Christi, Texas (the “CCL Project”).
Corpus Christi Stage 3
We are developing an expansion adjacent to the CCL Project for up to seven midscale Trains with an expected total production capacity of approximately 10 mtpa of LNG (“Corpus Christi Stage 3”). We expect to commence construction of the Corpus Christi Stage 3 project upon entering into an engineering, procurement, and construction contract and additional commercial agreements, and obtaining adequate financing.
Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the fourth quarter and full year 2019 on Tuesday, February 25, 2020, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with expected adjusted aggregate nominal production capacity of up to 45 million tonnes per annum of LNG operating or under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain.

Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to the amount and timing of share repurchases. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables Follow)

Cheniere Energy, Inc.
Consolidated Statements of Income
(in millions, except per share data)(1)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
LNG revenues	$2,871	$2,245	$9,246	$7,572
Regasification revenues	67	65	266	261
Other revenues	69	73	218	154
Total revenues	3,007	2,383	9,730	7,987

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	1,321	1,519	5,079	4,597
Operating and maintenance expense	330	156	1,154	613
Development expense	3	1	9	7
Selling, general and administrative expense	88	75	310	289
Depreciation and amortization expense	233	116	794	449
Impairment expense and loss on disposal of assets	16	—	23	8
Total operating costs and expenses	1,991	1,867	7,369	5,963

Income from operations	1,016	516	2,361	2,024

Other income (expense)
Interest expense, net of capitalized interest	(418)	(222)	(1,432)	(875)
Loss on modification or extinguishment of debt	(28)	—	(55)	(27)
Derivative gain (loss), net	53	(75)	(134)	57
Other income (expense)	13	16	(25)	48
Total other expense	(380)	(281)	(1,646)	(797)

Income before income taxes and non-controlling interest	636	235	715	1,227
Income tax benefit (provision)	517	(12)	517	(27)
Net income	1,153	223	1,232	1,200
Less: net income attributable to non-controlling interest	214	156	584	729
Net income attributable to common stockholders	$939	$67	$648	$471

Net income per share attributable to common stockholders—basic (2)	$3.70	$0.26	$2.53	$1.92
Net income per share attributable to common stockholders—diluted (2)	$3.34	$0.26	$2.51	$1.90

Weighted average number of common shares outstanding—basic	254.4	256.7	256.2	245.6
Weighted average number of common shares outstanding—diluted	299.8	258.0	258.1	248.0

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

(2)
Earnings per share in the table may not recalculate exactly due to rounding because it is calculated based on whole numbers, not the rounded numbers presented. Additionally, earnings per share for the three months ended December 31, 2019 does not recalculate due to the use of the if-converted method to calculate the dilutive effect of our convertible securities.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)

	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$2,474	$981
Restricted cash	520	2,175
Accounts and other receivables	491	585
Inventory	312	316
Derivative assets	323	63
Other current assets	92	114
Total current assets	4,212	4,234

Property, plant and equipment, net	29,673	27,245
Operating lease assets, net	439	—
Non-current derivative assets	174	54
Goodwill	77	77
Deferred tax assets	529	8
Other non-current assets, net	388	369
Total assets	$35,492	$31,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$66	$58
Accrued liabilities	1,281	1,169
Current debt	—	239
Deferred revenue	161	139
Current operating lease liabilities	236	—
Derivative liabilities	117	128
Other current liabilities	13	9
Total current liabilities	1,874	1,742

Long-term debt, net	30,774	28,179
Non-current operating lease liabilities	189	—
Non-current finance lease liabilities	58	57
Non-current derivative liabilities	151	22
Other non-current liabilities	11	58

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value, 480.0 million shares authorized
Issued: 270.7 million shares and 269.8 million shares at December 31, 2019 and 2018, respectively
Outstanding: 253.6 million shares and 257.0 million shares at December 31, 2019 and 2018, respectively	1	1
Treasury stock: 17.1 million shares and 12.8 million shares at December 31, 2019 and 2018, respectively, at cost	(674)	(406)
Additional paid-in-capital	4,167	4,035
Accumulated deficit	(3,508)	(4,156)
Total stockholders’ deficit	(14)	(526)
Non-controlling interest	2,449	2,455
Total equity	2,435	1,929
Total liabilities and stockholders’ equity	$35,492	$31,987

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

(2)
Amounts presented include balances held by our consolidated variable interest entity, Cheniere Partners. As of December 31, 2019, total assets and liabilities of Cheniere Partners, which are included in our Consolidated Balance Sheets, were $19.1 billion and $18.6 billion, respectively, including $1.8 billion of cash and cash equivalents and $0.2 billion of restricted cash.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Consolidated Adjusted EBITDA represents net income attributable to Cheniere before net income attributable to non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Consolidated Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Consolidated Adjusted EBITDA is calculated by taking net income attributable to common stockholders before net income attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity and FX derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Distributable Cash Flow is defined as cash received, or expected to be received, from Cheniere’s ownership and interests in Cheniere Partners, cash received (used) by Cheniere’s integrated marketing function (other than cash for capital expenditures) less interest, taxes and maintenance capital expenditures associated with Cheniere and not the underlying entities. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. Management uses this measure and believes it provides users of our financial statements a useful measure reflective of our business’s ability to generate cash earnings to supplement the comparable GAAP measure. Distributable Cash Flow is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Consolidated Adjusted EBITDA

The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2019 and 2018 (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income attributable to common stockholders	$939	$67	$648	$471
Net income attributable to non-controlling interest	214	156	584	729
Income tax provision (benefit)	(517)	12	(517)	27
Interest expense, net of capitalized interest	418	222	1,432	875
Loss on modification or extinguishment of debt	28	—	55	27
Derivative loss (gain), net	(53)	75	134	(57)
Other expense (income)	(13)	(16)	25	(48)
Income from operations	$1,016	$516	$2,361	$2,024
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation and amortization expense	233	116	794	449
Loss (gain) from changes in fair value of commodity and FX derivatives, net	(314)	(19)	(355)	77
Total non-cash compensation expense	36	21	123	76
Impairment expense and loss on disposal of assets	16	—	23	8
Legal settlement expense	—	—	—	7
Consolidated Adjusted EBITDA	$987	$634	$2,946	$2,641

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income attributable to common stockholders for the three and twelve months ended December 31, 2019 and forecast amounts for full year 2020 (in billions):

	Three Months Ended	Year Ended

	December 31,	December 31,	Full Year
	2019	2019	2020
Net income attributable to common stockholders	$0.94	$0.65	$0.2	-	$0.5
Net income attributable to non-controlling interest	0.21	0.58	0.7	-	0.8
Income tax provision (benefit)	(0.52)	(0.52)	0.1	-	0.2
Interest expense, net of capitalized interest	0.42	1.43			1.6
Depreciation and amortization expense	0.23	0.79			0.9
Other expense, financing costs, and certain non-cash operating expenses	(0.30)	0.01	0.3	-	0.1
Consolidated Adjusted EBITDA	$0.99	$2.95	$3.8	-	$4.1
Distributions to Cheniere Partners non-controlling interest	(0.15)	(0.60)			(0.6)
SPL and Cheniere Partners cash retained and interest expense	(0.42)	(1.25)			(1.6)
Cheniere interest expense, income tax and other	(0.14)	(0.31)			(0.6)
Cheniere Distributable Cash Flow	$0.27	$0.78	$1.0	-	$1.3

Note: Totals may not sum due to rounding.

Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
or
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491